Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Plus Therapeutics, Inc., a Delaware corporation (the “Company”), and Marc H. Hedrick, M.D. (“Executive”), and shall be effective as of March 11, 2020 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)The “Acquisition Agreement Date” means the first day on which the Company and the acquirer formally or informally agree on the terms of a transaction which, if consummated, would constitute a Change in Control. Informal agreement need not be legally binding, and can be evidenced by such things as a letter of intent (even if legally non-binding) or taking steps, in reliance on the existence of an informal agreement, in contemplation of the consummation of the Change in Control.

(b)“Board” means the Board of Directors of the Company.

(c)“Cause” means any of the following:

(i) Executive’s extended disability (defined as the inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position for any one hundred twenty (120) days within any continuous period of one hundred fifty (150) days by reason of physical or mental illness or incapacity);

(ii) Executive’s repudiation of his employment or of this Agreement;

(iii) Executive’s conviction of (or plea of no contest with respect to) a felony, or of a misdemeanor involving moral turpitude, fraud, misappropriation or embezzlement;

(iv) Executive’s demonstrable and documented fraud, misappropriation or embezzlement against the Company;

(v) Intentional, reckless or grossly negligent action which causes material harm to the Company, including any misappropriation or unauthorized use of the Company’s property or improper use or disclosure of confidential information (but excluding any good faith exercise of business judgment);

(vi) Intentional failure to substantially perform material employment duties or directives (other than following resignation for Good Reason as defined below) if such failure has continued for fifteen (15) days after Executive has been notified in writing by the Company of the nature of the failure to perform (it being understood that the performance of material duties or directives is satisfied if Executive has reasonable attendance and makes good faith business efforts to perform his duties on behalf of the Company. The Company may not terminate Executive for Cause based solely upon the operating performance of the Company); or

(vii) Chronic absence from work for reasons other than illness, permitted vacation or resignation for Good Reason as defined below;

provided, however, that prior to the determination that “Cause” under this Section 1(c) has occurred, the Company shall (A) provide to Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) other than with respect to clause (vi) above which specifies the applicable period of time for Executive to remedy his or her breach, afford Executive a reasonable opportunity to remedy any such breach, (C) provide Executive an opportunity to be heard prior to the final decision to terminate Executive’s employment hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(d)“Change in Control” shall have the meaning given to such term in clauses (i) and (ii) of Section 2.1(h) of the Company’s 2014 Equity Incentive Plan, as in effect on the date hereof; provided that in no event shall an issuance of securities by the Company for financing purposes be deemed a Change in Control for purposes of this Agreement. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, if a Change in Control would give rise to a payment or benefit event with respect to any payment or benefit hereunder that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or benefit, to the extent required by Section 409A of the Code.

(e)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(f)“Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent:

(i)The Company’s material breach of its obligation to pay Executive the compensation earned for any past service (at the rate which had been stated to be in effect for such period of service);

(ii)a change in Executive’s position with the Company (or successor, affiliate, parent or subsidiary of the Company employing him) which materially reduces Executive’s duties and responsibilities as to the business conducted by the Company;

(iii)a reduction in Executive’s level of compensation (including base salary, fringe benefits (except as such reduction applies to all employees generally) and Target Bonus, but excluding stock-based compensation) by more than fifteen percent (15%); or

(iv)a relocation of Executive’s place of employment by more than thirty (30) miles.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within thirty (30) days of the occurrence of such event.  The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive.  Executive’s termination of employment by reason of resignation from employment with the Company for Good Reason shall be an “Involuntary Termination” only if such termination of employment occurs within ninety (30) days following the expiration of the foregoing thirty (30) day cure period. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein; provided, that the foregoing time periods shall be complied with.

(f)“Involuntary Termination” means (i) Executive’s termination of employment by reason of Executive’s discharge by the Company other than for Cause, or (ii) Executive’s termination of employment by reason of Executive’s resignation of employment with the Company for Good Reason.  Executive’s termination of employment by reason of Executive’s death or discharge by the Company following Executive’s extended disability (as defined in Section 1(c) above) shall not constitute an Involuntary Termination.

(h)“Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2.Services to Be Rendered.

(a)Duties and Responsibilities.  Executive shall serve as President and Chief Executive Officer of the Company.  In the performance of such duties, Executive shall report directly to the Board and shall be subject to the direction of the Board and to such limits upon Executive’s authority as the Board may from time to time impose.  Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board.    Executive’s primary place of work shall be the Company’s offices in Austin, TX, or such other locations designated by the Board from time to time.  Executive shall also render services at such other places within or outside the United States as the Board may direct from time to time.  Executive shall be subject to and comply with the policies and procedures generally applicable to employees of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b)Exclusive Services.  Executive shall be employed by the Company on a full-time basis.  Executive shall at all times faithfully, industriously and to the best of his or her ability, experience and talent perform to the satisfaction of the Board all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his or her productive time and efforts to the performance of such duties.  Subject to the terms of the Proprietary Information and Inventions Agreement referred to in Section 5(a), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his or her duties to the Company, as determined in good faith by the Board.  Executive agrees that he or she will not join any boards, other than community and civic boards (which do not interfere with his or her duties to the Company), without the prior approval of the Board.

3.Compensation and Benefits.  The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 3.

(a)Base Salary.  The Company shall pay to Executive a base salary of $510,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly).  Executive’s base salary shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b)Bonus.  Executive shall participate in any bonus plan that the Board or its designee may approve for similarly situated employees of the Company.  Executive’s target bonus under the Company’s annual bonus plan shall be fifty-five percent (55%) of Executive’s base salary (the “Target Bonus”).  Except as expressly provided in this Agreement or in the terms of the annual bonus plan, and subject to Section 4(b)(ii) below, Executive’s receipt of an annual bonus shall be conditioned on Executive’s continued employment with the Company on the date such annual bonus is paid.  Notwithstanding the foregoing, Executive’s annual bonus for 2020 shall in no event be less than his Target Bonus for such year and shall be paid on or before March 15, 2021.

    (c) Benefits.  Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to similarly-situated employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to similarly situated employees and not otherwise specifically provided for herein.

(d)Expenses.  The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his or her duties hereunder, subject to such policies as the Company may from time to time establish and Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e)Paid Time Off.  Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for similarly situated employees.

(f)Stock Awards.  Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to similarly situated employees of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(g)Stock Award Acceleration.

(i)In the event of Executive’s Involuntary Termination, the vesting and/or exercisability of each of Executive’s outstanding unvested Stock Awards shall be automatically accelerated on the date of Executive’s termination of employment as to the number of Stock Awards that would vest over the twelve (12) month period following the date of Executive’s termination of employment had Executive remained continuously employed by the Company during such period.

(ii)In the event of Executive’s Involuntary Termination during the period commencing on the Acquisition Agreement Date and ending on the closing of the resulting Change in Control, in addition to any accelerated vesting and/or exercisability to which Executive may be entitled pursuant to clause (i) above, the vesting and/or exercisability of any remaining outstanding unvested portions of such Stock Awards shall be automatically accelerated on the later of (A) the date of Executive’s Involuntary Termination and (B) the date of the Change in Control.  In addition, with respect to Stock Awards granted to Executive on or after the Effective Date, such Stock Awards may be exercised by Executive (or Executive’s legal guardian or legal representative) until the latest of (A) three (3) months after the date of Executive’s Separation from Service, (B) with respect to any portion of the Stock Awards that become exercisable on the date of a Change in Control pursuant to this Section 3(g)(ii), three (3) months after the date of the Change in Control, or (C) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.

(iii)In the event of a Change in Control, the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated on the date of such Change in Control, provided that Executive remains in the employ or service of the Company as of the closing of such Change in Control.

(iv)The vesting pursuant to clauses (i), (ii) and (iii) of this Section 3(g) shall be cumulative.  The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

4.Severance.  Executive shall be entitled to receive benefits upon a termination of employment only as set forth in this Section 4:

(a)At-Will Employment; Termination.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.  Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b)Severance Upon Involuntary Termination.   Subject to Sections 4(d) and 9(o) and Executive’s continued compliance with Section 5, if Executive’s employment is Involuntarily Terminated, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

(i)the Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s Involuntary Termination at the rate then in effect, all accrued but unused PTO, plus all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law;

(ii)Executive shall be entitled to receive severance pay in an amount equal to the sum of (A) twelve (12) multiplied by Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, plus (B) an amount equal to Executive’s Target Bonus for the year in which Executive’s Involuntary Termination occurs, plus (C) to the extent such Involuntary Termination occurs prior to the payment to Executive of his annual bonus for the calendar year preceding the date of such Involuntary Termination, the amount of his annual bonus for such completed calendar year (which amount for 2020 shall in no event be less than his Target Bonus for such year), plus (D) an amount equal to twelve (12) multiplied by the monthly premium Executive is required to pay for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Executive’s Involuntary Termination), which amounts will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release;

(iii)the vesting acceleration provided under Section 3(g) above; and

(iv)Notwithstanding anything to the contrary in this Section 4(b), and subject to Sections 4(d) and 9(o) and Executive’s continued compliance with Section 5, in the event Executive’s Involuntary Termination occurs (A) during the period commencing on the Acquisition Agreement Date and ending on the closing of the resulting Change in Control, or (B) within twelve (12) months following a Change in Control, (1) the references to twelve (12) months in clause (ii) above shall be increased to eighteen (18) months, and (2) Executive’s monthly base salary for purposes of clause (ii)(A) above shall be equal to the greater of (x) Executive’s monthly base salary as in effect immediately prior to the date of Executive’s Involuntary Termination, or (y) Executive’s monthly base salary as of the Acquisition Agreement Date, which amounts, to the extent in excess of the amounts to be paid to Executive as a result of his Involuntary Termination pursuant to clause (ii) above, shall be payable in a lump sum within ten (10) days following the later of (A) the effective date of Executive’s Release and (B) the date of the Change in Control.

(c)Termination for Cause or Voluntary Resignation Without Good Reason.  In the event of Executive’s termination of employment as a result of Executive’s discharge by the Company for Cause, Executive’s resignation without Good Reason, or Executive’s death or termination of employment by reason of discharge by the Company following Executive’s extended disability (as defined in Section 1(c) above), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, (ii) all accrued but unused PTO, and (iii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law.  In addition, all vesting of Executive’s unvested Stock Awards previously granted to him or her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination.  The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d)Release.  As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 4(b) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A.  In the event the Release does not become effective within the thirty (30) day period following the date of Executive’s termination of employment, Executive shall not be entitled to the aforesaid payments and benefits.

(e)Exclusive Remedy.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination.  In the event of Executive’s termination of employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4.  In addition, Executive acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.  Any payments made to Executive under this Section 4 shall be inclusive of any amounts or benefits to which Executive may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder, or any similar statute.

(f)No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to

Executive under this Section 4.

(g)Return of the Company’s Property.  In the event of Executive’s termination of employment for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of separation and to cease all activities on the Company’s behalf.  Upon Executive’s termination of employment in any manner, as a condition to Executive’s receipt of any severance benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.  Executive shall deliver to the Company a signed statement certifying compliance with this Section 4(g) prior to the receipt of any severance benefits described in this Agreement.

5.Certain Covenants.

(a)Proprietary Information.  Executive and the Company have entered into the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”).  Executive agrees to perform each and every obligation of Executive therein contained.

(b)Rights and Remedies Upon Breach.  If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, the right to immediately cease all payments and benefits under Section 4(b) above.

(c)Whistleblower Provision. Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

6.Insurance; Indemnification.

(a)Insurance.  The Company shall have the right to take out life, health,

accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company.  Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b)Indemnification.  Executive will be provided with indemnification against third party claims related to his or her work for the Company as required by Delaware law.  The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for members of the Board and other executive officers.

7.Arbitration.  Except as prohibited by law, any legal dispute between the Executive and the Company (or between the Executive and any affiliate of the Company, each of whom is hereby designated a third party beneficiary of this Agreement regarding arbitration) arising out of the Executive’s employment or cessation of employment, or arising out of the Executive’s directorship or resignation from his director position, or this Agreement (a "Dispute") will be resolved through binding arbitration in Dallas, Texas, under the rules and procedures of the Texas General Arbitration Act, Texas Civil Practices and Remedies Code, Section 171.001 et seq., and pursuant to Texas law. Nothing in this arbitration provision is intended to limit the Executive’s right to file a charge with or obtain relief from the National Labor Relations Board.  THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

8.General Relationship.  Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

9.Miscellaneous.

(a)Modification; Prior Claims.  This Agreement and the Employee Proprietary Information and Inventions Agreement set forth the entire understanding of the parties with respect to the subject matter hereof,  and supersede all existing agreements between them concerning such subject matter, including, without limitation, any employment agreement or offer letter executed by the Company and Executive in effect prior to the Effective Date including that certain Agreement for Acceleration and/or Severance effective as of March 11, 2015, between the Company and the Executive and any previous employment agreement between the Company and Executive.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)Assignment; Assumption by Successor.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)Survival.  The covenants, agreements, representations and warranties contained in or made in Sections 3(g), 4, 5, 6, 7 and 9 of this Agreement shall survive any Executive’s termination of employment.

(d)Third‑Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e)Waiver.  The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f)Section Headings.  The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g)Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h)Severability.  All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i)Governing Law and Venue.  This Agreement is to be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in Travis County, Texas, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Texas law.

(j)Non-transferability of Interest.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k)Gender.  Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l)Counterparts; Facsimile or .pdf Signatures.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.  This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(m)Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n)Withholding and other Deductions.  All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o)Code Section 409A.

(i)This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Sections 4(b)(ii) and (iv) shall be paid no later than the later of:  (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.

(ii)Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Section 4(b)) are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (A) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), (B) any such payment payable under Section 4(b)(ii) or (iv) shall be paid on the sixtieth (60th) day following (1) Executive’s Separation from Service (with respect to payments pursuant to Section 4(b)(ii) or (2) the later of Executive’s Separation from Service or the date of the Change in Control, as applicable (with respect to payments pursuant to Section 4(b)(iv)), and (C) if Executive, at the time of his or her Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Executive’s termination benefits described in Section 4(b) shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service, (B) the date of Executive’s death or (C) such earlier date as is permitted under Section 409A.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within ten (10) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his or her Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(i)To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code.  If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(ii)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PLUS Therapeutics, Inc.

By: /s/ Richard Hawkins
Name: Richard Hawkins
Title: Chairman

Executive

 /s/ Marc H. Hedrick, M.D.
Print Name:  Marc H. Hedrick, M.D.

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

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Exhibit A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this [_____] day of [________], [____], between Marc H. Hedrick, M.D. (“Executive”), and PlusTherapeutics, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of March 11, 2020 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.General Release of Claims by Executive.

(a)Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract,

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fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by Texas law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission, the Texas Labor Code (including the Texas Payday Act), the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, the Texas Commission on Human Rights Act or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his or her right to secure any damages for alleged discriminatory treatment;

(v)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission, the Texas Labor Code (including the Texas Payday Act), the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, the Texas Commission on Human Rights Act or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his or her right to secure any damages for alleged discriminatory treatment;

(vi)Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vii)Claims Executive may have to vested or earned compensation and benefits.

(b)EXECUTIVE ACKNOWLEDGES THAT HE OR she HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[Note:  Clauses (c), (d) and (e) apply only if Executive is age 40 or older at time of termination]

(c)  Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have twenty-one (21) days’ time in which to consider it.  Executive further acknowledges that the Company has advised him or her that he or she is waiving her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)  Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)  Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.

(f)Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is thirty (30) days following the date of Executive’s termination of employment.

2.Nondisparagement. The parties agree that each will use its reasonable best efforts to not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of Executive (in the case of the Company) or the Company or any of the other Company Releasees (in the case of Executive).

3.Whistleblower Provision.  Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any

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government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the Agreement) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

4.No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

5.Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

6.Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

7.Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States of America and the State of Texas applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Travis County, Texas, the Parties hereby waiving any claim or defense that such forum

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is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Texas law.

8.Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

9.Counterparts.  This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.  This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

ExecutivePlus Therapeutics, Inc.

By:

Print Name:  Marc H. Hedrick, M.D.Print Name:

Title:

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